FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 395-2215

SKECHERS USA, INC. ANNOUNCES THIRD QUARTER AND NINE MONTH
FINANCIAL RESULTS
* For the Quarter, Net Sales Increase 16.2%;
* Diluted Earnings Per Share of $0.15 on an Effective Quarterly Tax Rate of 60 Percent
* Pre-Tax Income of $14.7 Million Versus Prior Year Pre-Tax Loss of $6.3 Million

MANHATTAN BEACH, CA. — October 27, 2004 — SKECHERS USA, INC. (NYSE: SKX), a global leader in lifestyle footwear, today announced financial results for the third quarter and nine-month period ended September 30, 2004.

Net sales for the third quarter of 2004 rose 16.2 percent to $257.7 million compared to $221.8 million in the third quarter of 2003. Net earnings for the quarter were $6.0 million versus a net loss of $5.9 million in the third quarter of the prior year. Diluted earnings per share were $0.15 on 43,695,000 diluted shares outstanding on an effective tax rate of 60 percent compared to a net loss of $0.15 per diluted shares on 37,925,000 shares outstanding in the third quarter of 2003. Assuming a tax rate of 42 percent, the Company would have reported diluted earnings per share of $0.21.

For the nine-month period ended September 30, 2004, net sales rose 8.2 percent to $713.9 million compared to net sales of $659.7 million in the first nine months of the prior year. Net earnings for the nine months were $21.4 million versus $0.5 million in the first nine months of 2003. Diluted earnings per share for the first nine months were $0.53 on 43,119,000 diluted shares outstanding on an effective tax rate of 47.2 percent versus $0.01 on 38,114,000 diluted shares outstanding.

The Company’s tax rate is based on projections of its annual domestic and foreign operating results. As a result of the revisions made to the projections, the third quarter and nine months ended September 30, 2004 were adversely affected by effective tax rates of 60 percent and 47.2 percent, respectively. These rates are higher than the U.S. federal statutory rates due to the Company’s inability to utilize tax losses in foreign jurisdictions. The Company is currently revaluating its existing tax structure for fiscal 2005 and beyond in order to avoid volatility and to lower its overall tax rate.

Gross profit for the third quarter of 2004 was $104.6 million compared to $78.6 million in the third quarter of last year. Gross margin was 40.6 percent compared to 35.5 percent in the third quarter of 2003. Gross profit for the first nine months of 2004 reached $289.7 million, or 40.6 percent of sales versus $258.6 million, or 39.2 percent of sales in the first nine months of the prior year.

“The improvement that we experienced in the first half of the year continued through the back-to-school season, as we saw on-going strength in our distribution channels,” stated David Weinberg, chief financial officer of SKECHERS USA, Inc. “We are particularly pleased with the solid sell-through rates with key accounts, positive comp store sales, and significantly increased sales year over year in our international business. We believe these important indicators show the current acceptance of our men’s, women’s and children’s lines through our distribution channels, as well as point to future successes.”

Mr. Weinberg continued: “With consistently on-target product and continued management of our expenses, we are pleased with the performance of our business in 2004 and its direction as we head into 2005. We believe we are in a strong financial position and poised for growth in the coming year with in-line inventory, increased domestic and international backlogs, and cash on the balance sheet in excess of $132.5 million at the close of the third quarter.”

Robert Greenberg, SKECHERS’ chief executive officer, said: “Consumers and retailers around the world have embraced our brands during both the 2004 spring and back-to-school seasons. This can be attributed to our trend-right and diverse footwear offering supported by targeted advertising campaigns and solid execution. Our brand recognition internationally continues to grow as we further penetrate existing markets with the new Christina Aguilera campaign. And with numerous areas for potential growth domestically — including our licensing division and the 310 Motoring, Marc Ecko and new children’s fashion footwear lines, we believe we will continue to build on our success and further execute our strategy of growing the Company into an increasingly profitable business.”

The Company now expects fourth quarter sales to be in the range of $175 million to $185 million and a loss per share of between $0.07 and $0.12 on approximately 39 million basic shares outstanding, assuming an effective tax rate of 47.2 percent. Note that the fourth quarter loss, calculated on basic shares, will be $0.03 to $0.08 on a full year, fully diluted basis. For the full year, the Company expects sales to be in the range of $888 million to $898 million and earnings per share of between $0.45 and $0.50 on approximately 44 million fully diluted shares outstanding, assuming an effective tax rate of 47.2 percent.

“Historically, SKECHERS’ first three quarters have been stronger than the fourth,” added Mr. Weinberg. “While we expect this trend to continue, we believe fourth quarter sales will increase slightly above the same period last year and we forecast gross margins of approximately 40 percent, which we feel is appropriate for our business. Also, in line with our quarterly sales trend and based on our key indicators, we expect first quarter 2005 sales to increase over first quarter 2004.”

Note that statements made by Mr. Weinberg and Mr. Greenberg may involve future goals and targets, based upon current expectations and current plans. These comments are forward looking; plans may change and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a broad range of casual and fashionable footwear for men, women and children. The Company has

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also granted select third party licenses for SKECHERS-branded apparel, swimwear, timepieces, and hosiery. SKECHERS footwear is available in the United States via department and specialty stores, company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will,” “result,” “could,” “may,” “might,” or any variations of such words with similar meanings. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, a decrease in sales during the spring, back-to-school or holiday selling season, change in consumer demands and fashion trends, the inability to identify and interpret fashion trends and successfully market new products, current political and economic conditions in the world, potential disruptions in manufacturing related to overseas sourcing, cancellation of order commitments and decreased demand by industry retailers, and other factors affecting retail market conditions, including the factors addressed in the Company’s annual report on form 10K for the year ended December 31, 2003 and Company’s Form 10Q for the quarter ended June 30, 2004.

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(tables to follow)

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SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$257,658	$221,821	$713,850	$659,692
Cost of sales	153,067	143,183	424,129	401,141

Gross profit	104,591	78,638	289,721	258,551
Royalty income, net	1,073	1,404	3,546	2,129

	105,664	80,042	293,267	260,680

Operating expenses:
Selling	24,139	20,626	60,968	67,084
General and administrative	64,576	63,488	184,897	181,647

	88,715	84,114	245,865	248,731

Income from operations	16,949	(4,072)	47,402	11,949

Other income (expense):
Interest	(1,986)	(2,136)	(6,295)	(6,671)
Other, net	(248)	(87)	(530)	(437)

	(2,234)	(2,223)	(6,825)	(7,108)

Income (loss) before income taxes	14,715	(6,295)	40,577	4,841
Income tax provision (benefit)	8,678	(435)	19,152	4,365

Net earnings (loss)	$6,037	$(5,860)	$21,425	$476

Net earnings (loss) per share:
Basic	$0.16	$(0.15)	$0.56	$0.01

Diluted	$0.15	$(0.15)	$0.53	$0.01

Weighted average shares:
Basic	38,809	37,925	38,463	37,807

Diluted	43,695	37,925	43,119	38,114

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(in thousands)

ASSETS

	September 30,	December 31,
	2004	2003
Current assets:
Cash and cash equivalents	$132,522	$113,479

Trade accounts receivable, net	127,558	98,751
Other receivables	2,004	4,533

Total receivables	129,562	103,284

Inventories	147,993	137,917
Deferred tax assets	2,910	2,910
Prepaid expenses and other current assets	8,139	12,366

Total current assets	421,127	369,956
Property and equipment, at cost, less accumulated depreciation and amortization	86,106	86,324
Intangible assets, at cost, less applicable amortization	1,743	2,006
Deferred tax assets	2,711	2,711
Other assets	5,014	5,536

	$516,700	$466,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term borrowings	3,211	3,226
Accounts payable	93,932	78,725
Accrued expenses	18,756	12,881

Total current liabilities	115,899	94,832

Long-term borrowings, excluding current installments	113,716	116,047
Stockholders’ equity	287,085	255,654

	$516,700	$466,533